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                                                                    EXHIBIT 23.2

                             CONSENT OF INDEPENDENT

                          CERTIFIED PUBLIC ACCOUNTANTS

SEEC, Inc.


     We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated August 30, 1996, except for Notes 15 and 16(d), (e) and (f), as to which the date is October 1, 1996, and the
recapitalization described in Note 1, as to which the date is November   , 1996,
relating to the financial statements of SEEC, Inc., which is contained in that Prospectus, and of our report dated August 30, 1996, relating to the schedule, which is contained in Part II of the Registration Statement.


     We also consent to the reference to us under the caption "Experts" in the Prospectus.

                                            /s/ BDO Seidman, LLP

Boston, Massachusetts

November 18, 1996